As filed with the Securities and Exchange Commission on January 14, 2019
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	46-1932921
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

12010 Sunset Hills Road
Reston, Virginia 20190
(Address of principal executive offices)

ENGILITY HOLDINGS, INC. SECOND AMENDED AND RESTATED 2012 LONG TERM PERFORMANCE PLAN
(Full title of the Plan(s))

Steven G. Mahon
Executive Vice President, General Counsel and Secretary
Science Applications International Corporation
12010 Sunset Hills Road
Reston, Virginia 20190
(703) 676-4300
(Name, address, telephone number, including area code, of agent for service)

Copies to:

Lawrence R. Bard, Esq.
Morrison & Foerster LLP
1650 Tysons Blvd., Suite 400
McLean, Virginia 22102
(703) 760-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,”  “smaller reporting company,” and “emerging growth company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	1,573,683	$63.87	$100,511,133.21	$12.181.95

(1)
Represents shares issuable pursuant to restricted stock units and performance units originally issued under the Engility Holdings Inc. Second Amended and Restated 2012 Long-Term Performance Plan and assumed by the Registrant pursuant to the Agreement and Plan of Merger dated as of September 9, 2018, by and among the Registrant, Engility Holdings, Inc., and Raptors Merger Sub, Inc., a Delaware corporation. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock attributable to the registered shares which become issuable under the Engility Holdings, Inc. Second Amended and Restated 2012 Long Term Performance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration resulting in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on January 10, 2019.

EXPLANATORY NOTE

On September 9, 2018, Science Applications International Corporation, a Delaware corporation (the “Company” or the “Registrant”), Engility Holdings, Inc., a Delaware corporation (“Engility”) and Raptors Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will be merged with and into Engility (the “Merger”), with Engility surviving the Merger as a wholly owned subsidiary of the Company.

In connection with the Merger, the Registrant assumed certain restricted stock units (the “Assumed RSUs”) and performance units (the “Assumed PUs” and, collectively with the Assumed RSUs, the “Assumed Engility Awards”) which were available and outstanding under the Engility Holdings, Inc. Second Amended and Restated 2012 Long Term Performance Plan (the “Plan”), as set forth on the cover page hereto. The Assumed Engility Awards remain subject to the terms and conditions set forth in the award agreement governing the award and the Plan, except that (1) the Assumed PUs shall vest solely based on the passage of time on the terms and conditions set forth in the award agreement governing the award and the Plan, and (2) that the Assumed Engility Awards relate to a number of shares of Company common stock, rounded up to the nearest whole share, determined, pursuant to the Merger Agreement, by multiplying the number of shares of Engility common stock subject to such Assumed Engility Awards immediately prior to the Effective Time by the Exchange Ratio (as defined in the Merger Agreement). After the Merger and notwithstanding any other provisions of the Plan, no further grants will be made under the Plan, and the Company is solely maintaining the Plan with respect to the Assumed Engility Awards.

This registration statement on Form S-8 (this “Registration Statement”) is filed by the Registrant for the purpose of registering its shares of common stock issuable under the Plan.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

1

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2018, filed with the Commission on March 29, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended May 4, 2018, August 3, 2018, and November 2, 2018, filed with the Commission on December 6, 2018;

(c)
Current Reports on Form 8-K, filed on February 9, 2018, March 29, 2018, March 30, 2018, June 8, 2018, June 12, 2018, September 10, 2018, September 11, 2018, October 23, 2018, November 5, 2018, November 15, 2018, December 4, 2018, December 6, 2018, December 31, 2018, January 7, 2019, January 8, 2019, January 11, 2018,  and January 14, 2018 (other than documents or portions of those documents not deemed to be filed).

(d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)
The description of the Registrant’s common stock contained in the Registrant’s effective registration statement on Form 10, as amended (File No. 001-35832) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify its directors, officers, employees and agents, subject to certain limitations.

As permitted by the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation provides that (1) we shall indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions, (2) we may indemnify our other employees and agents as set forth in the General Corporation Law of the State of Delaware, (3) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent not prohibited by applicable law, subject to the receipt by us of an undertaking to repay such amounts to the extent required by law and (4) the rights conferred in the amended and restated certificate of incorporation are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections.

The exculpation and indemnification provisions in our amended and restated certificate of incorporation and the indemnification provisions of indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act of 1933.

We also maintain director and officer liability insurance to insure our directors and officers against the cost of defense, the cost of settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Science Applications International Corporation. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC October 1, 2013.

4.2	Amended and Restated By-laws of Science Applications International Corporation. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC June 8, 2017.
5.1	Opinion of Morrison & Foerster LLP
10.1	Science Applications International Corporation Third Amended and Restated 2012 Long Term Performance Plan.
23.1	Consent of Morrison & Foerster LLP (Included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, State of Virginia on January 14, 2019.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Charles A. Mathis
Charles A. Mathis
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Steven G. Mahon and Charles A. Mathis, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anthony J. Moraco	Director and Chief Executive Officer (Principal Executive Officer)	January 14, 2019
Anthony J. Moraco

/s/ Charles A. Mathis	Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2019
Charles A. Mathis

/s/ Donna Morea	Director and Chair of the Board	January 14, 2019
Donna Morea

/s/ Bob Bedingfield	Director	January 14, 2019
Bob Bedingfield

/s/ Deborah Dunie	Director	January 14, 2019
Deborah Dunie

/s/ John Hamre	Director	January 14, 2019
John Hamre

/s/ Mark Johnson	Director	January 14, 2019
Mark Johnson

/s/ Tim Mayopoulos	Director	January 14, 2019
Tim Mayopoulos

/s/ Edward Sanderson, Jr.	Director	January 14, 2019
Edward Sanderson, Jr.

/s/ Steven Shane	Director	January 14, 2019
Steven Shane